CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) of our reports dated November 27, 2019, relating to the financial statements and financial highlights, which appear Invesco Oppenheimer Intermediate Term Municipal Fund and Invesco Oppenheimer Rochester® AMT-Free New York Municipal Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

January 27, 2020